Exhibit 10.1

Dear Fred Cromer,

It is with great pleasure that Spirit Airlines, Inc. (“Spirit” or the “Company’’) offers you the position of Executive Vice President & Chief Financial Officer, Full-Time with a planned start date scheduled for July 8, 2024. Your position is located in Dania Point, FL.

Note, this offer is contingent on passing all required Company and TSA required pre-employment background checks.

Your Financial Rewards

Designed to fuel your ambition while recognizing your impact and unique contributions.

Salary

USD $610,000/Yr. to be paid on a semi-monthly basis.

Annual Performance Incentive (STI)

Be empowered and inspired through consistent and constructive goals, measurement, and feedback with the potential to earn an annual short-term incentive reward influenced by both company and Individual Team Member performance.

Your STI target percentage will be 100% of base salary earnings paid during the plan year. Your actual STI payment can range from 0% to 200% of the target percentage. The final STI payout calculation is determined by a combination of company performance (70%) decided by the board based on achievement of established STI Company goals and your individual performance (30%) as determined by your leader in assessment of your achievement of your personal goals.

Long-Term Incentive (LTI)

Additional potential to earn a long-term incentive reward influenced by the success and growth of the organization over time.

Your annual LTI award target is $1,500,000 and will be granted at the same time Annual LTI Awards are granted to other senior executive officers.

And So Much More! Including:

Spirit Airlines has partnered with Corporate Relocation International (CRI) to provide you with moving and relocation support for your move to the Fort Lauderdale area of Florida.

The Company will grant you a cash sign-on bonus of $200,000 less applicable tax withholdings and required deductions. Should you decide to terminate your employment within one (1) year from your date of hire, you will be responsible for repayment of the full sign-on bonus. By signing this offer, you authorize Spirit Airlines to make the appropriate deductions from your wages.

You will also receive a new hire LTI award of $1,000,000 with a grant date the same date formal approval during our August board meeting.

Your Benefits + Perks

We strive to create an environment where our Spirit Team Members can thrive—here’s some of what we have to offer as part of your total rewards package:

Travel Benefits

You and your three preferred travel companions, plus qualified dependents, receive unlimited confirmed travel on all Spirit flights from the very first day of employment. This benefit includes 2 free bags per traveler, one carry-on, and one checked bag.

Once you have completed 6 months of service, you and your qualified dependents can travel the world with access to standby flights on over 150 partner airlines. In addition, Spirit gives you 12 standby one-way buddy passes to share with anyone you’d like! Buddy passes are only for use on Spirit flights.

Learn More

Medical, Dental, and Vision Benefits

These will be active on your first day of employment.

And So Much More! Including:

•	Your New Team, Its Culture & Spirit Nine (9) observed holidays plus one (1) floating holiday.

•	Vacation: You are eligible for twenty (20) days of vacation per year.

•	Sick & Wellness time: Salaried Team Members receive eighty (80) hours of paid Sick & Wellness time on January 1st each

Spirit is a bit different than other airlines—at our core, we are relaxed, friendly, and fun. We are proud of our unique and diverse culture where everyone brings their whole self to work. Most importantly, we are dedicated to ensuring each Guest and Team Member arrives at their destination safely and reliably. There is no limit to how fast and how far you can grow within Spirit.

Your Manager

Ted Christie, CEO will be responsible for providing you with support and direction.

Two Steps Towards Embarking On Your Next Journey At Spirit

Step 1: Review the attached important clauses.

Step 2: Indicate your acceptance of our offer and associated clauses by signing below no later than the end of business June 26, 2024.

If you have any questions about this offer, please contact Linde Grindle, SVP & Chief Human Resources officer @ linde.grindle@spirit.com.

Sincerely, Linde Grindle	/s/ Melinda Grindle /s/ Frederick A. Cromer	6/26/24
Signature of Acceptance:		Date: 6/26/24

Important Acknowledgements
Offer Letter With Spirit Airlines, Inc. (“Spirit” or the “Company”)

This is a Full-Time position, and you understand that you may not engage in any other employment, occupation, consulting or business activity related to the airline business, nor will you engage in any other activities that conflict with your obligations as a Spirit employee. Any other outside employment or consulting must be approved in advance, in writing, by Spirit’s Human Resources Department. Your eligibility to participate in the aforementioned benefits programs will automatically terminate if you cease to be employed by the Company for any reason . Of course, the Company may change its benefits package at any time.

You agree and warrant that in performing services for the Company, you will not use or disclose any confidential information of any prior employer or other person or entity. You further warrant and represent that you have not taken or brought with you any confidential, proprietary or potentially trade secret information from any prior employer or other person or entity for use at the Company, and that you are able to fully and effectively perform your job functions for the Company without resort to, or reliance on, any such confidential information of any prior employer or other person or entity. You further warrant and represent that your acceptance of this offer and your employment with the Company will not breach or violate any agreement you have with a former employer or any other third party. You further warrant and represent that all information provided to the Company or its agents with regard to your background is true and correct.

Non-Solicitation. During Employee’s employment and for a period of one (1) year immediately following the termination thereof, regardless of the reason, timing or party who initiates termination of employment, Employee promises and agrees not to, directly or indirectly, either for Employee, or on behalf of or in coordination with, any other Person, solicit or hire any employee or former employee of Spirit or otherwise induce any employee of Spirit to terminate his or her employment.

Non-Disparagement. Employee agrees and covenants that Employee will not at any time make, publish or communicate to any person or in any public forum any defamatory or disparaging remarks, comments or statements concerning Spirit or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties, or make any maliciously false statements about Spirit’s employees and officers.

Please note and understand that, consistent with Company practice, your employment with the Company constitutes “at will” employment and will not be for a specified period. As a result, your employment with the Company may be terminated by you or the Company at any time, with or without cause and with or without notice.

As an employee of the Company, you will be expected and required to abide by the Company’s policies and procedures, including (but not limited to) the Company’s Code of Business Conduct and Ethics and Insider Trading Compliance Program. This employment offer is contingent upon you successfully passing a criminal background check. You may also be subject to verification of employment and education, and you may be required to pass a preemployment drug screening. Please note that if you are being hired into a safety-sensitive, DOT regulated position, your Release of Information-49CFR, part 40 results from your prior 2-year DOT positions may be received up to 30 days following your date of hire. Your continued employment is also contingent upon your Release of Information results being satisfactory.

Your Benefits + Perks

Medical, Dental, Vision, and Travel Benefits +Perks

YOUR 2024 BENEFITS SUMMARY

Vacation, Sick & Wellness

Vacation clause:

You are eligible for twenty (20) days of vacation per year. Vacation time is prorated based on your actual date of hire and is available for use on your first day of employment. Spirit reserves the right to change or discounted the policy at any time. Vacation time must be used prior to December 31, unless otherwise approved by Human Resources in writing or required by State law. Spirit reserves the right to change or discounted the policy at any time.

Sick & Wellness clause:

Salaried Team Members receive eighty (80) hours of paid Sick and Wellness time on January 1st of each calendar year. Sick and Wellness time can be used to support absences related to personal injury/illness, medical appointments, mental health, and caring for dependents. New Salaried Team Members will have their Sick and Wellness time prorated based on their hire date. Salaried Team Members are eligible to utilize this time beginning on their date of hire. Carry-over of Sick and Wellness time from year to year is not permitted. Spirit reserves the right to change or discounted the policy at any time.

Compensation

Your future compensation is subject to periodic review based on company policy, your performance, and other factors considered by Spirit in making salary determinations.

Short Term Incentive (STI)

Your actual STI payment can range from 0% to 200% of the target percentage depending on: (i) the Company’s safety performance during the year, (ii) the Company’s performance under applicable financial and operational metrics and (iii) to the extent applicable, our Compensation Committee’s assessment of your performance. STI bonuses earned for any year are usually paid during the first calendar quarter of the following year and are subject to the approval and discretion of the Compensation Committee of the Board of Directors. In no event will you be entitled to receive an STI payment for any year unless your employment with the Company continued through the last day of the year and you are actively on the payroll of Spirit Airlines on the date of the STI payment. The bonus scheme may change at any time, at the Company’s discretion. You also agree that target incentives do not constitute a promise of payment.

Long Term Incentive (LTI)

During your employment with the Company, you will be eligible to be granted annual long-term incentive equity awards. Your eligibility to receive an Annual LTI Award in any year will be on the basis, terms and conditions determined by the Compensation Committee in its discretion.

It is contemplated that the Annual LTI Award will have a grant date target range value as mentioned in your Offer Letter and will vest 1/3rd annually over three years. Your Annual LTI Awards will be granted at the same time Annual LTI Awards are granted to other Directors and Officers. Should you employment with the Company terminate for any reason (other than death or permanent disability) prior to the vesting date of any Annual LTI Award granted to you, the unvested portion of such Annual LTI Award will automatically terminate and forfeit at that time.

Relocation (30 days or more)

Under the Tax Cuts and Jobs Act of 2017, which became law January 1, 2018, all moving expenses incurred and/or reimbursed on or after January 1, 2018, whether reimburse to an individual or paid to a vendor on behalf of an individual, are taxable income to the individual. All payments for moving expenses to, or on behalf of an employee must be reported as wages and taxes must be withheld. The personal deduction for relocation expenses and the exclusion from income of employer-paid relocation expenses are suspended from January 1, 2018 through December 31, 2025. The Federal tax legislation removes exemptions applicable to moving expenses direct pays and reimbursements.

You furthermore agree and understand that your relocation should be completed no later than N/A from the signature date of your fully executed employment offer. Failure to move by the date specified will result in the termination of your employment agreement.

By signing your offer, I agree to reimburse Spirit Airlines (also referred to below as the “Company”) for all payments made to me, or made on my behalf, in the event that my employment is terminated for “cause” or I resign for any reason, within 24 months of the physical start date in the new location. The repayment calculation is 100% for departures within the first 12 months and 50% for departures that occur after 12 months and up to 24 months from the start date. The repayment requirement excludes Company paid tax costs.

I also understand and agree that if I sell or purchase a home in the process of relocating and choose to engage the services of a real-estate broker outside of the provided CRI network, I will be responsible for paying the non-compliance fee of $1,995 respectively for a home sale or purchase. Non-compliance fees will be deducted via payroll in four (4) equal semi-monthly or bi-weekly installments.

You agree that the Company may withhold from any compensation, reimbursements and benefits payable to you, all taxes as required by law, as well as other standard or customary withholdings and deductions.